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                                                                      EXHIBIT 99

                             RIVERWOOD HOLDING, INC.
            RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA
                            (IN THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                      Coated       Container-   Corporate and
                                                      Board          board      Eliminations        Total
                                                    ---------      ----------   -------------     ---------
THIRD QUARTER 2002:
   Income (Loss) from Operations                    $  60,642       $   (980)      $ (6,005)      $  53,657
   Add:  Depreciation and amortization                 28,200          3,241          1,518          32,959
         Other non-cash charges (A)                    (6,758)        (3,593)           910          (9,441)
                                                    ---------       --------       --------       ---------
Credit Agreement EBITDA (B)                            82,084         (1,332)        (3,577)         77,175
Less: Certain non-cash charges (C)                     (1,103)          (262)          (911)         (2,276)
                                                    ---------       --------       --------       ---------
EBITDA, as adjusted (D)                             $  80,981       $ (1,594)      $ (4,488)      $  74,899
                                                    =========       ========       ========       =========

THIRD QUARTER 2001:
   Income (Loss) from Operations                    $  49,218       $ (3,970)      $ (5,132)      $  40,116
   Add:  Depreciation and amortization                 27,201          3,026          1,751          31,978
         Other non-cash charges (A)                         8           (203)         1,200           1,005
                                                    ---------       --------       --------       ---------
Credit Agreement EBITDA (B)                            76,427         (1,147)        (2,181)         73,099
Less: Certain non-cash charges (C)                        468           (102)        (1,170)           (804)
                                                    ---------       --------       --------       ---------
EBITDA, as adjusted (D)                             $  76,895       $ (1,249)      $ (3,351)      $  72,295
                                                    =========       ========       ========       =========

FIRST NINE MONTHS 2002:
   Income (Loss) from Operations                    $ 156,954       $(14,144)      $(16,821)      $ 125,989
   Add:  Depreciation and amortization                 81,648          9,345          6,738          97,731
         Other non-cash charges (A)                    (4,087)        (2,833)         2,886          (4,034)
                                                    ---------       --------       --------       ---------
Credit Agreement EBITDA (B)                           234,515         (7,632)        (7,197)        219,686
Less: Certain non-cash charges (C)                     (3,837)        (1,023)        (2,886)         (7,746)
                                                    ---------       --------       --------       ---------
EBITDA, as adjusted (D)                             $ 230,678       $ (8,655)      $(10,083)      $ 211,940
                                                    =========       ========       ========       =========

FIRST NINE MONTHS 2001:
   Income (Loss) from Operations                    $ 118,545       $(10,471)      $(20,223)      $  87,851
   Add:  Depreciation and amortization                 88,531         10,402          5,386         104,319
         Dividends from equity investments                 --             --            710             710
         Other non-cash charges (A)                     5,927            208          5,390          11,525
                                                    ---------       --------       --------       ---------
Credit Agreement EBITDA (B)                           213,003            139         (8,737)        204,405
Less: Certain non-cash charges (C)                     (1,365)          (305)        (3,441)         (5,111)
                                                    ---------       --------       --------       ---------
EBITDA, as adjusted (D)                             $ 211,638       $   (166)      $(12,178)      $ 199,294
                                                    =========       ========       ========       =========


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Notes:

(A) Other non-cash charges include non-cash charges for LIFO accounting, pension, post-retirement and post-employment benefits, and amortization of premiums on hedging contracts deducted in determining net income.

(B) Credit Agreement EBITDA is calculated based on the definitions of EBITDA and GAAP contained in the Company's Senior Secured Credit Agreement. Credit Agreement EBITDA is defined as consolidated net income (exclusive of non-cash charges resulting from purchase accounting during the periods subsequent to the Merger) before consolidated interest expense, consolidated income taxes, consolidated depreciation and amortization, and other non-cash charges deducted in determining consolidated net income, extraordinary items and the cumulative effect of accounting changes and earnings of, but including dividends from, non-controlled affiliates. The Company believes that EBITDA provides useful information regarding the Company's ability to service debt, but should not be considered in isolation or as a substitute for the Condensed Consolidated Statements of Operations or cash flow data.

(C) For purposes of Credit Agreement EBITDA, as reported above, the Company adds back to income from operations non-cash charges for pension, post-retirement and post-employment benefits, and expenses (credits) relating to changes in GAAP subsequent to March 1996, which are excluded from Credit Agreement EBITDA, as reported above.

(D) EBITDA, as adjusted, is defined as income (loss) from operations before depreciation and amortization expense, loss (gain) on asset write-downs/unusual asset disposals, loss on impairment of assets and LIFO related expenses (credits) plus dividends from equity investments recorded in the relevant period. This definition of EBITDA, as adjusted, conforms to the presentation in the Form S-1 registration statement for Riverwood Holding's proposed initial public offering.


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